[GRAPHIC OMITTED]   memorandum

CONFIDENTIAL

To:               Terry Lee

CC:               Phil Matthews
                  Linda Bounds

From:             Howard Kosick

Subject:          Howard A. Kosick Employment Agreement

Date:             December 10, 1997

================================================================================

I have enjoyed serving in the role of the U.S. Group President since the U.S. reorganization program announced on April 1, 1997. This is notice of my employment termination date of January 31, 1998.

Per my previous memo of September 25, 1997, I am terminating my employment pursuant to Section 4(e)(i) of my Employment Agreement for "Good Reason" (as defined in Section 4(e)(ii)(E) of my Employment Agreement) and, as a result of such termination, I will be entitled to certain payments and benefits specified by that Section, except as expressly provided in the following paragraph of this Memorandum. Upon the termination of my employment pursuant to Section 4(e)(i), consistent with past practice for severed employees, my stock options will fully vest and remain exercisable through the severance period (the two-year period commencing on my termination of employment) and for 90 days thereafter. In addition, my unvested restricted stock grants and phantom stock units as of the date of my termination of employment would become fully vested. (This would apply to options to purchase 2,361 shares and to 5,441 phantom stock units.)

I acknowledge that the Company has paid me a bonus of $100,000 on December 5, 1997. This bonus payment is in lieu of any further bonus payments which may become due pursuant to my Employment Agreement (including the bonus payments specified by Sections 4(d)(i) and 4(d)(ii) thereof) or my Severance Agreement dated January 3, 1995 upon the event of my termination of employment.

Memorandum to Terry Lee
December 10, 1997
Page Two


I have thoroughly enjoyed my eight years with Bell and wish you and the Company the best of luck in the future. Please acknowledge receipt and acceptance of this notice of termination of employment by executing this Memorandum in the space provided below and return a copy thereof to me.


                                                   -----------------------------
                                                   Howard A. Kosick

Acknowledged and agreed:

BELL SPORTS CORP.
BELL SPORTS, INC.


---------------------------
By:  Terry G. Lee